Exhibit 3.2

DEAN HELLER Secretary of State	Certificate of Correction (PURSUANT TO NRS 78.0295 and 80.007)	FILED: C24003-03 October 30, 2003
202 North Carson Street Carson City, Nevada 89701-4201 (775) 684 5708		IN THE OFFICE OF /s/ Dean Heller DEAN HELLER, SECRETARY OF STATE

Important: Read attached instructions before completing

Certificate of Correction (Pursuant to NRS 78, 80, 81, 82, 86, 88, 88A, & 89) - Remit in Duplicate -

1.	The name of the corporation for which correction is being made:
Metasun Enterprises, Inc.

2.	Description of the original document for which correction is being made:
Articles of Incorporation

3.	Filing date of the original document: October 2, 2003

4.	Description of the inaccuracy or defect:

Article Four . 1 incorrectly states:
1. Classes and Number of Shares. The total number of shares of all classes of stock, which the corporation shall have authority to issue is Seventy-Five-Thousand (75,000), consisting of Seventy-five-Thousand (75,000) shares of Common Stock with NO par value (The "Common Stock").

5.	Correction of the inaccuracy or defect.

1. Classes and Number of Shares. The total number of shares of all classes of stock, which the corporation shall have authority to issue is Seventy-Five-Million (75,000,000), consisting of Seventy-Five-Million (75,000,000) shares of Common Stock with a par value of $0.001 (The "Common Stock")

6.	Signature

/s/ Doug Ansell Signature of Incorporator	Doug Ansell, Incorp. Services, Inc. Incorporator	October 10, 2003 Date

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.